                                                                     Exhibit 2.2

[ARGENTARIA LETTERHEAD]

                                                                  BANCO EXTERIOR
Our Ref.  DN/wt96080
5 June 1996

Nam Tai Electronic & Electrical Products Ltd.
Unit 513-520, 5/F,
No. 1 Hung To Road,
Kwun Tong, Kowloon

Attn:    Mr. Maxwell Yeung
         Director, Finance & Administration


Dear Sirs,

We are pleased to offer the following facility to you subject to the terms and conditions set out as below:

1.       BORROWER
         Nam Tai Electronic & Electrical Products Limited

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
2.       FACILITY
         General Banking Facility .............   US$3,000,000

         with sublimit for

         a.  Opening of LC and
             subsequent financing of TR .......  (US$3,000,000)

         b.  Negotiation of export L/C with
             acceptable discrepancies .........    (US$600,000)

         c.  Overdraft ("OD") .................  (HK$4,000,000)

3.       CONDITIONS

         a.  Aggregate outstanding of the Borrower shall not exceed
             US$3,000,000;


         b.  Financing period for TR under each transaction shall not exceed
             120 days;

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
4.       INTEREST
         TR      :        0.5% p.a. over Cost of Funds
         OD      :        HKD Prime

[ARGENTARIA LETTERHEAD]

                                                                 BANCO EXTERIOR
Our Ref.  DN/wt96080

5.       COMMISSION

         Handling commission for LC opening/commission in lieu of exchange:

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
         1st US $50,000           :        1/4%
         US$50,001-100,000        :        1/16%
         Balance                  :        1/24%

6.       SECURITY

         As security for the aforesaid facility, we shall require a Corporate Guarantee to be issued by Nam Tai Electronics Inc. ("Guarantor") for account of Nam Tai Electronic & Electrical Products Limited.

7.       AVAILABILITY

         Without prejudice to the foregoing, we shall not be obliged to make any of the Facility available to the Borrower unless and until we have received, in form and substance satisfactory to us, all of the following:

         a. The attached copy of this Offer Letter duly signed the Borrower's authorised signatories together with certified true copy board resolutions;

         b.      Account opening documentation;

         c.      Security as stipulated in Clause (6);

         d.      Any documentation requested by us from time to time.

8.       DEFAULT INTEREST

         If the Borrower fail to pay any sum on its due date for payment under the above facility, it shall forthwith on demand by us pay interest on the overdue amount from the due date up to date of actual payment, at a rate determined by us to be 2% per annum above the applicable rate under Clause (4) or prevailing prime lending rate, whichever is higher.

9.       VALIDITY

         The foregoing facility is subject to our review at any time, or in any event by June 1997. We reserve the right, at our discretion, to modify, cancel or terminate the facility, on demand, and to declare all amounts then outstanding to be immediately due and payable.

10.      FEES & EXPENSES

         All fees and expenses, including legal fees, stamp duty, documentary and other duties and taxes and out-of-pocket expenses, incurred by us in connection with the relevant bank and security documentation, or in contemplation of or in connection with the enforcement or preservation of our right under any documentation in respect of monies owing thereunder should be borne by the Borrower.

[ARGENTARIA LOGO]

                                                                BANCO EXTERIOR
Our Ref.  DN/wt96080

11.      OTHER CONDITIONS

         The Borrower and Guarantor are required to submit copies of updated Trading Profit & Loss Account, Balance Sheet and any other information which we may reasonably request from time to time.

12.      GOVERNING LAW

         This letter shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the Borrower and Guarantor hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

We trust that the above terms and conditions are acceptable to you and appreciate your acceptance by signing and returning the copy of this letter to us at your earliest convenience.

Yours faithfully,


/s/ DICKY LO                               /s/ DENNIS LEE
------------------                         --------------------
Dicky Lo                                   Dennis Lee
Deputy General Manager                     Senior Manager